Leatt Corp Financial Results for the Fourth Quarter and Full Year 2014

Fourth Quarter Revenue increases 26.2% with Quarterly and Full Year Profits;
Enthusiastic Acceptance of New Products

CAPE TOWN, South Africa, March 26, 2015 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the fourth quarter and year ended December 31, 2014. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

Fourth Quarter Highlights

  Revenues were $7.3 million compared to $5.8 million in 2013 fourth quarter, representing a 26% increase in revenues year-to-year.

  The Leatt helmet for bicycle users was introduced to favorable reviews at the 2014 Interbike show in Las Vegas and at the 2014 Eurobike show in Germany, and the motorcycle version of the helmet was introduced at the 2014 Intermot show in Germany.

  The Company made the first volume shipments of the new Leatt C-Frame Knee Brace in time for the 2014 holiday season.

Fourth Quarter 2014:

“The results of this quarter are a continuation of the positive trend of the last several quarters and have again confirmed that our strategy of investment in R&D, diversifying and broadening our product lines is working, and working well,” said Leatt CEO, Sean Macdonald. “Not only is revenue increasing overall, but we are seeing growth again in our higher margin products and we expect that all these trends will continue. Our products are designed for ease of adjustment, freedom of movement, comfort and safety, and, with the addition of our innovative, lightweight and maximally-ventilated DBX helmets, and our game-changing C-Frame knee brace, can help protect virtually the entire body.”

For the three months ended December 31, 2014, revenues were a record $7.3 million, with net income of $1.1 million or $0.20 per share, as compared to revenues of $5.8 million, with net income of $1.6 million, or $0.30 per share, for the fourth quarter of 2013. Sales during the quarter were buoyed by continued market enthusiasm for our Fusion 2.0 Junior and our Five. Five neck brace introduced in 2013 and for our new C-Frame Knee Brace. Because of that, advertising expense and commissions were up, and the expansion of the Leatt branding and marketing staff in the UK and US increased staff compensation year to year.

Fiscal Year 2014:

Revenues for calendar year 2014 grew by 24 percent to $18.5 million, from the previous year’s $14.9 million, primarily as a result of enthusiastic uptake of new products, including new neck and knee braces, and Fusion upper-body brace and body armor for children and for adults. Neck braces increased by 17 percent, or $1.4 million year-to-year. Gross profit margin increased to 53 percent from 52 percent in 2013, due largely to a larger percentage of premium products in the overall product mix, combined with cost reductions in the bills of materials.

Our revenues from the sale of Body Armor products increased by 40 percent, or $2.2 million, primarily as a result of the successful introduction of the Leatt C-Frame Knee Brace. In spite of the higher revenues, most expense categories declined, with the exception of product R&D and salaries, but the result was a total increase in expense year-to-year of approximately $120,000. Notably, the Company reported net income of $418,351, or $0.08 per share. During 2014, Leatt Corporation expanded its brand marketing efforts for sports and athletes significantly in the United States and Europe, which together comprise its largest markets.

Mr. Macdonald commented, “We believe that our investments in marketing and R&D, as evidenced by the radical innovation and continued excellence of products developed by the R&D team led by Dr. Chris Leatt, will continue our transition to a more diverse, all-sports oriented company. We expect that our new Leatt products will take their place alongside our flagship Leatt-Brace® neck protection system, which remains the gold standard in the industry."

Operations generated positive cash flow of $759,462 in 2014, compared to $255,500 in 2013. There was no debt at December 31, 2014 as Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.

Business Outlook

Mr Macdonald commented, “Leatt remains exceptionally serious about protection, which is backed by our investment in product research and development. Just as the Leatt neck braces have saved athletes from cervical injuries that could result in very severe results such as paralysis, we believe that the Leatt helmet can play a major role in reduction of impact at concussion level. Leatt’s helmet range includes 360° Turbine Technology which reduces rotational acceleration of head and brain as well as a reduction in G-forces transferred to the head and brain. We believe that our new 360° Turbine Technology is another game changing development by Leatt.

“We are also thrilled to announce that the Leatt Knee Brace is now registered to be sold as a Class 1 Medical Device in both the United States and the EU, and that the Leatt Shoulder Brace has been registered as such in the United States,” continued Mr Macdonald. “We are particularly hoping to benefit from the upward trend in full and partial knee replacement surgeries in the United States reported by the American Academy of Orthopaedic Surgeons. United States and EU approval clears our products for therapeutic use by patients who need support to a shoulder or knee whether as a result of injury or surgery.

"We believe that our reputation for innovation has already created consumer interest in our new product lines for a variety of sports and we look forward to an increasingly prosperous 2015.”

Conference Call:

The Company will host a conference call at 11:00 am Eastern Time on March 26, 2015 to discuss the fourth quarter and fiscal year 2014 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 or +1-858-384-5517 (international) and using passcode 10062623.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation

Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and have potential applications in any downhill or freestyle high-velocity sports. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the significance of United States and EU approval of the Company's knee and shoulder braces, and the likelihood that the Company will see increased revenue in connection with sales of these products as medical devuces; the financial outlook of the Company and the likelihood that demand for the Company’s innovative new products will continue to increase through 2015 and that these products will achieve the gold standard set by the Leatt Brace; the general ability of the Company to achieve its commercial objectives, including its plan to develop additional brace and protection lines that will protect more people in more sports; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2014 AND 2013

ASSETS

	2014	2013
Current Assets
Cash and cash equivalents	$724,707	$835,012
Short-term investments	58,153	58,130
Accounts receivable	4,239,298	3,139,273
Inventory	3,403,854	3,259,274
Payments in advance	345,406	144,302
Income tax refunds receivable	25,299	299
Deferred tax asset	108,000	110,000
Prepaid expenses and other current assets	994,003	1,092,450
Total current assets	9,898,720	8,638,740

Property and equipment, net	995,537	891,728

Other Assets
Other receivables	210,000	330,000
Deposits	17,980	19,469
Intangible assets	81,323	89,960
Total other assets	309,303	439,429

Total Assets	$11,203,560	$9,969,897

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,980,885	$2,076,809
Income taxes payable	331,000	-
Short term loan, net of finance charges	626,129	833,735
Total current liabilities	3,938,014	2,910,544

Deferred tax liabilities	88,468	40,680

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,314,136	7,307,515
Accumulated other comprehensive loss	(378,431)	(111,864)
Retained earnings (accumulated deficit)	108,365	(309,986)
Total stockholders' equity	7,177,078	7,018,673

Total Liabilities and Stockholders' Equity	$11,203,560	$9,969,897

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

Revenues	$18,458,928	$14,891,667

Cost of Revenues	8,636,546	7,158,943

Gross Profit	9,822,382	7,732,724

Product Royalty Income	190,961	953,893

Operating Expenses
Salaries and wages	2,302,115	2,134,815
Commissions and consulting expenses	581,601	545,846
Professional fees	1,117,887	1,228,514
Advertising and marketing	1,442,450	1,492,086
Office rent and expenses	244,510	256,407
Research and development costs	1,222,209	1,170,039
Bad debt expense (recovery)	75,285	(5,218)
General and administrative expenses	2,081,339	2,097,155
Depreciation	304,690	334,049
Total operating expenses	9,372,086	9,253,693

Income (loss) from Operations	641,257	(567,076)

Other Income
Interest and other income, net	10,854	20,020
Total other income	10,854	20,020

Income (Loss) Before Income Taxes	652,111	(547,056)

Income Taxes	233,760	(171,880)

Net Income (Loss) Available to Common Shareholders	$418,351	$(375,176)

Net Income (Loss) per Common Share
Basic	$0.08	$(0.07)
Diluted	$0.08	$(0.07)

Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,623
Diluted	5,200,623	5,200,623
Comprehensive Income (Loss)
Net Income (loss)	$418,351	(375,176)
Other comprehensive loss, net of $148,000 and $-0- deferred income taxes in 2014 and 2013
Foreign currency translation	(266,567)	(276,099)

Total Comprehensive Income (Loss)	$151,784	(651,275)